EXHIBIT 99.1

Integer Holdings Corporation Reports First Quarter 2021 Results

~ Sales and profit at high end of guidance ~
~ Strong cash flow from operations ~
~ Increased 2021 outlook ~

PLANO, Texas, April 29, 2021 (GLOBE NEWSWIRE) -- Integer Holdings Corporation (NYSE:ITGR), a leading medical device outsource manufacturer, today announced results for the three months ended April 2, 2021.

First Quarter 2021 Highlights (compared to First Quarter 2020, except as noted)

  Integer delivered first quarter sales and profit at the high end of guidance.
  Strong sequential improvement versus the fourth quarter 2020, including margin expansion on sales recovery.
  Integer’s first quarter 2021 financial results include the continued impact of the pandemic. Additionally, Integer’s first quarter 2020 financial results were not impacted by COVID.
  Sales declined 12% to $290 million.
  GAAP net income declined $10 million to $22 million, a decrease of 31%. Non-GAAP adjusted net income declined $9 million to $32 million, a decrease of 22%.
  Adjusted EBITDA declined $10 million to $61 million, a decrease of 14%.
  GAAP diluted EPS decreased $0.29 per share to $0.65 per share, a decrease of 31%. Non-GAAP adjusted EPS decreased $0.28 per share to $0.97 per share, a decrease of 22%.
  Net total debt reduced $25 million from the end of the fourth quarter 2020 to $664 million.

“Our first quarter results reflect the continuation of the recovery from the pandemic as both sales and profit improved significantly versus the fourth quarter of 2020,” said Joseph Dziedzic, Integer’s president and CEO. “Integer’s dedicated associates continue to deliver for customers and patients, as industry demand increases and the execution of our strategy continues to yield strong results. The strength of our first quarter supports our increased 2021 financial guidance and continued debt reduction. We remain focused on executing our strategy to generate a premium valuation to shareholders.”

Discussion of Product Line First Quarter 2021 Sales (compared to First Quarter 2020, except as noted)

  Cardio & Vascular sales decreased 17%. Sales were negatively impacted by COVID, and also declined due to the first quarter of 2020 which included the discrete benefit from the signing of a customer contract on existing business. First quarter sales sequentially increased 9% across all C&V markets, compared to the fourth quarter of 2020, with structural heart increasing single-digit, and electrophysiology and peripheral vascular increasing low double-digits.
  Cardiac & Neuromodulation sales increased 1%, and were negatively impacted by COVID. First quarter sales sequentially increased 16%, compared to the fourth quarter of 2020, driven by double-digit growth in the CRM market and single-digit growth in neuromodulation.
  Advanced Surgical, Orthopedics & Portable Medical includes sales to the acquirer of our former AS&O product line, under supply agreements entered into as part of the divestiture. Sales declined 19%, driven by COVID. First quarter sales sequentially decreased 15%, compared to the fourth quarter of 2020. This was due to a portable medical sales decline after high demand for ventilator and patient monitoring components in prior periods due to the pandemic.
  Electrochem sales declined 26%, driven by a continued decline in the energy market and demand fall-out from COVID. First quarter sales sequentially decreased 10%, compared to the fourth quarter of 2020, with energy market increasing 8% offset by military market decline.

2021 Outlook(a)
We are increasing our full year 2021 financial outlook with year-over-year sales growth now projected to be 10% to 12%. Integer’s second quarter sales are projected to be modestly better than the first quarter. We expect continued improvement in the second half of 2021, with the magnitude of the improvement to be determined by the pace of COVID recovery.

We are also increasing the low end of our operating income range. We project to generate $90 million to $110 million of free cash flow for the year, with an equivalent amount of net total debt reduction.

(dollars in millions, except per share amounts)	GAAP		Non-GAAP(b)
	As Reported	Change	Adjusted	Change
Sales	$1,175 to $1,205	10% to 12%	$1,175 to $1,205	10% to 12%
Operating income	$121 to $136	1% to 13%	$175 to $190	22% to 32%
EBITDA	N/A	N/A	$235 to $250	24% to 32%
Net income	$78 to $91	1% to 18%	$117 to $130	28% to 41%
Diluted earnings per share	$2.36 to $2.74	1% to 17%	$3.52 to $3.90	27% to 41%

(a) Except as described below, further reconciliations by line item to the closest corresponding GAAP financial measure for Adjusted operating income, Adjusted EBITDA, Adjusted net income, and Adjusted earnings per share (“EPS”), included in our “2021 Outlook” above, and Adjusted effective tax rate below, are not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and visibility of the charges excluded from these non-GAAP financial measures.
(b) Adjusted operating income for 2021 is expected to consist of GAAP operating income, excluding items such as intangible amortization, certain legal expenses, reorganization and realignment costs, asset dispositions and severance, totaling approximately $54 million, pre-tax. Adjusted net income and Adjusted EPS for 2021 are expected to consist of GAAP net income and diluted EPS, excluding items such as intangible amortization, certain legal expenses, reorganization and realignment costs, asset dispositions, severance, gains and losses on equity investments and loss on extinguishment of debt totaling approximately $49 million, pre-tax. The after-tax impact of these items is estimated to be approximately $39 million, or approximately $1.16 per diluted share.

Adjusted EBITDA is expected to consist of Adjusted net income, excluding items such as depreciation, interest, stock-based compensation and taxes totaling approximately $117 million to $120 million.

Supplemental Financial Information

(dollars in millions)	2021 Outlook	2020 Actual
Capital expenditures, net	$50 - $60	$47
Depreciation and amortization	$80 - $90	$79
Stock-based compensation	$17 - $19	$9
Other operating expense	$8 - $12	$8
Adjusted effective tax rate(a)	15.5% - 17.5%	12.2%
Cash tax payments	$20 - $27	$18

(a) Adjusted effective tax rate refers to our full-year GAAP effective tax rate, expected to range from 11% to 13% for 2021, adjusted to reflect the full-year impact of the items that are excluded in providing adjusted net income and certain other identified items.

Summary of Financial and Product Line Results

(dollars in thousands, except per share data)	Three Months Ended
GAAP	April 2, 2021	April 3, 2020	Change	Organic Change(a)
Medical Sales
Cardio & Vascular	$149,165	$179,205	(16.8)%	(17.4)%
Cardiac & Neuromodulation	108,408	107,820	0.5%	0.5%
Advanced Surgical, Orthopedics & Portable Medical	25,392	31,237	(18.7)%	(18.7)%
Total Medical Sales	282,965	318,262	(11.1)%	(11.4)%
Non-Medical Sales	7,502	10,164	(26.2)%	(26.2)%
Total Sales	$290,467	$328,426	(11.6)%	(11.9)%

Net income	$21,520	$31,100	(30.8)%	(21.7)%
Diluted EPS	$0.65	$0.94	(30.9)%	(22.0)%

(a) Organic Change is a Non-GAAP measure. Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of non-GAAP financial measures and refer to Table D and E at the end of this release for a reconciliation of these amounts.

	Three Months Ended
Non-GAAP(a)	April 2, 2021	April 3, 2020	Change	Organic Change(b)
Adjusted EBITDA	$61,112	$70,691	(13.6)%	(12.5)%
Adjusted operating income	$46,327	$58,904	(21.4)%	(20.9)%
Adjusted net income	$32,110	$41,284	(22.2)%	(21.7)%
Adjusted EPS	$0.97	$1.25	(22.4)%	(22.0)%

(a) Refer to Tables A, B and C at the end of this release for reconciliations of adjusted amounts to the closest corresponding GAAP financial measures.
(b) Organic change rates for Adjusted EBITDA, Adjusted operating income, Adjusted net income, and Adjusted EPS are Non-GAAP measures. Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of non-GAAP financial measures and refer to Table E at the end of this release for a reconciliation of these amounts.

Conference Call Information
The Company will host a conference call on Thursday, April 29, 2021, at 8 a.m. CT / 9 a.m. ET to discuss these results. The scheduled conference call will be webcast live and is accessible through our website at investor.integer.net or by dialing (833) 714-0898 (U.S.) or (778) 560-2691 (outside U.S.) and the conference ID is 4488968. The call will be archived on the Company’s website. An earnings call slide presentation containing supplemental information about the Company’s results will be posted to our website at investor.integer.net prior to the conference call and will be referenced during the conference call.

From time to time, the Company posts information that may be of interest to investors on its website at investor.integer.net. To automatically receive Integer financial news by email, please visit investor.integer.net and subscribe to email alerts.

About Integer®
Integer Holdings Corporation (NYSE: ITGR) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, vascular, portable medical and orthopedics markets. The Company provides innovative, high-quality medical technologies that enhance the lives of patients worldwide. In addition, the Company develops batteries for high-end niche applications in energy, military, and environmental markets. The Company's brands include Greatbatch Medical®, Lake Region Medical® and Electrochem®. Additional information is available at www.integer.net.

Contact Information
Tony Borowicz
SVP, Strategy, Business Development & Investor Relations
716.759.5809
tony.borowicz@integer.net

Notes Regarding Non-GAAP Financial Information
In addition to our results reported in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we provide adjusted net income, adjusted EPS, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted EBITDA margin, adjusted operating income, and organic change rates. Adjusted net income and adjusted EPS consist of GAAP amounts adjusted for the following to the extent occurring during the period: (i) acquisition and integration related expenses, including fair value adjustments to contingent consideration resulting from acquisitions, (ii) amortization of intangible assets, (iii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iv) asset write-down and disposition charges, (v) charges in connection with corporate realignments or a reduction in force, (vi) certain legal expenses, charges and gains, (vii) unusual or infrequently occurring items, (viii) (gain) loss on equity investments, (ix) extinguishment of debt charges, (x) the income tax provision (benefit) related to these adjustments and (xi) certain tax items that are outside the normal tax provision for the period. Adjusted EPS is calculated by dividing adjusted net income by diluted weighted average shares outstanding. EBITDA is calculated by adding back interest expense, provision (benefit) for income taxes, depreciation and amortization expense, to net income, which is the most directly comparable GAAP measure. Adjusted EBITDA consists of EBITDA plus stock-based compensation and the same adjustments as listed above except for items (ii), (ix), (x) and (xi). Adjusted operating income consists of operating income adjusted for the same items listed above except for items (viii), (ix), (x) and (xi).

Adjusted EBITDA margin is adjusted EBITDA as a percentage of sales. Organic sales change is reported sales growth adjusted for the impact of foreign currency and the contribution of acquisitions. To calculate the impact of foreign currency on sales growth rates, we convert any sale made in a foreign currency by converting current period sales into prior period sales using the exchange rate in effect at that time and then compare the two, negating any effect foreign currency had on our transactional revenue, and exclude the amount of sales acquired or divested during the period from the current/previous period amounts, respectively.

Organic change rates for adjusted EBITDA, adjusted net income and adjusted EPS exclude the impact of foreign currency exchange gains and losses included in other (income) loss, net, and acquisitions.

We believe that the presentation of adjusted net income, adjusted EPS, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted operating income, adjusted operating income margin, and organic change rates, provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations. In addition to the performance measures identified above, we believe that net total debt, leverage ratio and free cash flow provide meaningful measures of liquidity and a useful basis for assessing our ability to fund our activities, including the financing of acquisitions and debt repayments. Net total debt is calculated as total principal amount of debt outstanding less cash and cash equivalents. We calculate leverage ratio as net total debt divided by adjusted EBITDA for the trailing 4 quarters. Free cash flow is defined as Net cash provided by operating activities (as stated in our Condensed Consolidated Statements of Cash Flows) reduced by capital expenditures (acquisition of property, plant, and equipment (PP&E), net of proceeds from the sale of PP&E).

Forward-Looking Statements
Some of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to the impact of the COVID-19 global pandemic; future sales, expenses, and profitability; future development and expected growth of our business and industry; our ability to execute our business model and our business strategy; having available sufficient cash and borrowing capacity to meet working capital, debt service and capital expenditure requirements for the next twelve months; projected capital spending; and other events, conditions or developments that will or may occur in the future. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “projects,” or “continue” or variations or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those stated or implied by these forward-looking statements. In evaluating these statements and our prospects, you should carefully consider the factors set forth below.

Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the results expressed or implied by our forward-looking statements or that may affect our future results, some of these factors and other risks and uncertainties that arise from time to time are described in Item 1A “Risk Factors” of our Annual Report on Form 10-K and in our other periodic filings with the SEC and include the following:

  operational risks, such as the duration, scope and impact of the COVID-19 pandemic, including the evolving health, economic, social and governmental environments and the effect of the pandemic on our associates, suppliers and customers as well as the global economy; our dependence upon a limited number of customers; pricing pressures that we face from customers; our reliance on third party suppliers for raw materials, key products and subcomponents; the potential for harm to our reputation caused by quality problems related to our products; the dependence of our energy market-related revenues on the conditions in the oil and natural gas industry; interruptions in our manufacturing operations; our dependence upon our information technology systems and our ability to prevent cyber-attacks and other failures; and our dependence upon our senior management team and technical personnel;
  strategic risks, such as the intense competition we face and our ability to successfully market our products; our ability to respond to changes in technology; our ability to develop new products and expand into new geographic and product markets; and our ability to successfully identify, make and integrate acquisitions to expand and develop our business in accordance with expectations;
  financial risks, such as our significant amount of outstanding indebtedness and our ability to remain in compliance with financial and other covenants under our senior secured credit facilities; economic and credit market uncertainties that could interrupt our access to capital markets, borrowings or financial transactions; financial and market risks related to our international operations and sales; our complex international tax profile; and our ability to realize the full value of our intangible assets; and
  legal and compliance risks, such as regulatory issues resulting from product complaints, recalls or regulatory audits; the potential of becoming subject to product liability or intellectual property claims; our ability to protect our intellectual property and proprietary rights; our ability and the cost to comply with environmental regulations; our ability to comply with customer-driven policies and third party standards or certification requirements; our ability to obtain necessary licenses for new technologies; legal and regulatory risks from our international operations; and the fact that the healthcare industry is highly regulated and subject to various regulatory changes;

Except as may be required by law, we assume no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Condensed Consolidated Balance Sheets - Unaudited
(in thousands)

	April 2, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$28,402	$49,206
Accounts receivable, net	165,826	156,207
Inventories	153,815	149,323
Refundable income taxes	2,461	2,087
Contract assets	44,686	40,218
Prepaid expenses and other current assets	14,047	15,896
Total current assets	409,237	412,937
Property, plant and equipment, net	248,993	253,964
Goodwill	852,243	859,442
Other intangible assets, net	739,334	757,224
Deferred income taxes	4,381	4,398
Operating lease assets	50,433	45,153
Other long-term assets	38,731	38,739
Total assets	$2,343,352	$2,371,857
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$37,500	$37,500
Accounts payable	62,395	51,570
Income taxes payable	3,610	1,847
Current portion of lease liabilities	7,904	8,431
Accrued expenses and other current liabilities	50,142	56,843
Total current liabilities	161,551	156,191
Long-term debt	649,630	693,758
Deferred income taxes	180,779	182,304
Operating lease liabilities	45,150	37,861
Other long-term liabilities	28,518	30,688
Total liabilities	1,065,628	1,100,802
Stockholders’ equity:
Common stock	33	33
Additional paid-in capital	703,033	700,814
Retained earnings	539,036	517,516
Accumulated other comprehensive income	35,622	52,692
Total stockholders’ equity	1,277,724	1,271,055
Total liabilities and stockholders’ equity	$2,343,352	$2,371,857

Condensed Consolidated Statements of Operations - Unaudited
(in thousands, except per share data)

	Three Months Ended
	April 2, 2021	April 3, 2020
Sales	$290,467	$328,426
Cost of sales (COS)	205,981	231,724
Gross profit	84,486	96,702
Operating expenses:
Selling, general and administrative (SG&A)	35,502	36,457
Research, development and engineering (RD&E)	13,461	13,241
Other operating expenses (OOE)	915	2,928
Total operating expenses	49,878	52,626
Operating income	34,608	44,076
Interest expense, net	8,532	10,361
(Gain) loss on equity investments	1,335	(1,925)
Other income, net	(237)	(999)
Income before taxes	24,978	36,639
Provision for income taxes	3,458	5,539
Net income	$21,520	$31,100

Earnings per share:
Basic	$0.65	$0.95
Diluted	$0.65	$0.94

Weighted average shares outstanding:
Basic	32,957	32,807
Diluted	33,188	33,117

Condensed Consolidated Statements of Cash Flows - Unaudited
(in thousands)

	Three Months Ended
	April 2, 2021	April 3, 2020
Cash flows from operating activities:
Net income	$21,520	$31,100
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,294	19,494
Debt related charges included in interest expense	1,372	1,023
Stock-based compensation	4,704	1,738
Non-cash (gains) charges related to customer bankruptcy	(24)	628
Non-cash lease expense	2,004	1,930
Non-cash (gain) loss on equity investments	1,335	(1,925)
Contingent consideration fair value adjustment	—	(500)
Other non-cash (gains) losses	69	(585)
Deferred income taxes	(242)	61
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(9,373)	(8,165)
Inventories	(5,157)	(4,365)
Prepaid expenses and other assets	(189)	929
Contract assets	(4,677)	(14,279)
Accounts payable	11,434	18,458
Accrued expenses and other liabilities	(7,887)	(18,108)
Income taxes payable	1,246	4,963
Net cash provided by operating activities	36,429	32,397
Cash flows from investing activities:
Acquisition of property, plant and equipment	(7,660)	(14,925)
Purchase of intangible asset	—	(3,500)
Proceeds from sale of property, plant and equipment	15	52
Acquisitions, net	—	(5,219)
Net cash used in investing activities	(7,645)	(23,592)
Cash flows from financing activities:
Principal payments of long-term debt	(45,375)	(9,375)
Proceeds from senior secured revolving line of credit	—	25,000
Proceeds from the exercise of stock options	116	2,201
Payment of debt issuance costs	(72)	—
Tax withholdings related to net share settlements of restricted stock unit awards	(2,601)	(2,664)
Contingent consideration payments	(1,621)	—
Principal payments on finance leases	(9)	—
Net cash provided by (used in) financing activities	(49,562)	15,162
Effect of foreign currency exchange rates on cash and cash equivalents	(26)	(243)
Net increase (decrease) in cash and cash equivalents	(20,804)	23,724
Cash and cash equivalents, beginning of period	49,206	13,535
Cash and cash equivalents, end of period	$28,402	$37,259

Reconciliations of Non-GAAP Measures

Table A: Net Income and Diluted EPS Reconciliations
(in thousands, except per share amounts)

	Three Months Ended
	April 2, 2021			April 3, 2020
	Pre-Tax	Net of Tax	Per Diluted Share	Pre-Tax	Net of Tax	Per Diluted Share
Net income (GAAP)	$24,978	$21,520	$0.65	$36,639	$31,100	$0.94
Adjustments(a):
Amortization of intangibles	10,450	8,265	0.25	10,444	8,254	0.25
Certain legal expenses (SG&A)(b)	257	203	0.01	602	475	0.01
Other operating expenses (OOE)(c)	915	718	0.02	2,928	2,301	0.07
(Gain) loss on equity investments	1,335	1,055	0.03	(1,925)	(1,521)	(0.05)
Loss on extinguishment of debt	346	273	0.01	—	—	—
Medical device regulations (COS)(d)	121	95	—	—	—	—
Customer bankruptcy(e)	(24)	(19)	—	854	675	0.02
Adjusted net income (Non-GAAP)	$38,378	$32,110	$0.97	$49,542	$41,284	$1.25

Diluted weighted average shares for adjusted EPS		33,188			33,117

(a) The difference between pre-tax and net of tax amounts is the estimated tax impact related to the respective adjustment. Net of tax amounts are computed using a 21% U.S. tax rate, and the statutory tax rates applicable in foreign tax jurisdictions, as adjusted for the existence of net operating losses (“NOLs”). Expenses that are not deductible for tax purposes (i.e. permanent tax differences) are added back at 100%.
(b) Expenses associated with non-ordinary course legal matters.
(c) Other operating expenses includes acquisition and integration related expenses, facility consolidation, optimization, manufacturing transfer and system integration charges, asset write-down and disposition charges, charges in connection with corporate realignments or a reduction in force, unusual or infrequently occurring items.
(d) The charges represent incremental costs of complying with the new European Union medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses.
(e) In November 2019, one of our customers, Nuvectra Corporation, filed a voluntary Chapter 11 bankruptcy petition (the “Customer Bankruptcy”). The 2020 amount primarily consists of charges related to inventory recorded in cost of sales in our condensed consolidated statement of operations.

Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of non-GAAP financial measures.

Table B: Adjusted Operating Income Reconciliations
(in thousands)

	Three Months Ended
	April 2, 2021	April 3, 2020
Operating income (GAAP)	$34,608	$44,076
Adjustments:
Amortization of intangibles	10,450	10,444
Certain legal expenses	257	602
Other operating expenses	915	2,928
Medical device regulations	121	—
Customer bankruptcy	(24)	854
Adjusted operating income (Non-GAAP)	$46,327	$58,904

Table C: EBITDA Reconciliations
(in thousands)

	Three Months Ended
	April 2, 2021	April 3, 2020
Net income (GAAP)	$21,520	$31,100

Interest expense	8,532	10,361
Provision for income taxes	3,458	5,539
Depreciation	9,844	9,050
Amortization of intangibles	10,450	10,444
EBITDA (Non-GAAP)	53,804	66,494
Stock-based compensation	4,704	1,738
Certain legal expenses	257	602
Other operating expenses (OOE)	915	2,928
(Gain) loss on equity investments	1,335	(1,925)
Medical device regulations	121	—
Customer bankruptcy	(24)	854
Adjusted EBITDA (Non-GAAP)	$61,112	$70,691

Total Sales	$290,467	$328,426

Adjusted EBITDA margin	21.0%	21.5%

Table D: Organic Sales Change Reconciliation (% Change)

	GAAP Reported Growth	Impact of Acquisitions and Foreign Currency(a)	Non-GAAP Organic Change
QTD Change (1Q 2021 vs. 1Q 2020)
Medical Sales
Cardio & Vascular	(16.8)%	(0.6)%	(17.4)%
Cardiac & Neuromodulation	0.5%	—	0.5%
Advanced Surgical, Orthopedics & Portable Medical	(18.7)%	—%	(18.7)%
Total Medical Sales	(11.1)%	(0.3)%	(11.4)%
Non-Medical Sales	(26.2)%	—	(26.2)%
Total Sales	(11.6)%	(0.3)%	(11.9)%

(a) Sales have been adjusted to exclude the impact of foreign currency exchange rate fluctuations and acquisitions.

Table E: Non-GAAP Organic Change Reconciliation (% Change)

	GAAP Reported Growth(a)	Impact of Non-GAAP Adjustments(b)	Impact of Acquisitions and Foreign Currency(c)	Non-GAAP Organic Change
QTD Change (1Q 2021 vs. 1Q 2020)
EBITDA	(19.1)%	5.5%	1.1%	(12.5)%
Operating income	(21.5)%	0.1%	0.5%	(20.9)%
Net income	(30.8)%	8.6%	0.5%	(21.7)%
Diluted EPS	(30.9)%	8.5%	0.4%	(22.0)%

(a) EBITDA is a non-GAAP financial measure. See Table C for a reconciliation to the most comparable GAAP measure
(b) Represents the impact to our growth rate from our Non-GAAP adjustments. See Tables A and C for further detail on these items.
(c) Represents the impact to our growth rate due to changes in foreign currency exchange rates realized in income and reported in other income, net in the condensed consolidated statements of operations, and the adjustment to exclude the impact of acquisitions.

Table F: Net Total Debt Reconciliation
(in thousands)

	April 2, 2021	December 31, 2020
Current portion of long-term debt	$37,500	$37,500
Long-term debt	649,630	693,758
Total debt	687,130	731,258
Add: Unamortized discount and debt issuance costs	5,468	6,715
Total principal amount of debt outstanding	692,598	737,973
Less: Cash and cash equivalents	28,402	49,206
Net Total Debt (Non-GAAP)	$664,196	$688,767